Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Empire Energy Corporation International

Leawood, Kansas

We consent to the inclusion in the Registration Statement on Form S-1/PE1 dated June 3, 2010 of Empire Energy Corporation International, of our report dated May 27, 2010 relating to the audit of the consolidated balance sheets of Empire Energy Corporation International as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2009 and 2008. We also consent to the reference to our firm under the heading "Experts" appearing therein.

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

June 3, 2010